Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 28, 2024, Standex International Corporation (“Standex” or the “Company”), acquired 100% of the outstanding membership interests of Amran, LLC, a Texas limited liability company (“Amran”) for consideration including i) a cash payment in the amount of $153.3 million and ii) 152,299 shares of Standex common stock.

Also on October 28, 2024 and simultaneous with its acquisition of Amran, Standex, through its wholly owned Singaporean subsidiary, Mold-Tech Singapore PTE LTD (“Mold-Tech Singapore”), acquired 90.1% of the capital stock of Narayan Powertech Private Limited, a private company incorporated under the laws of India (“Narayan”) for a cash payment in the amount of $261.6 million.

The acquisitions of Amran and Narayan (together, “Amran/Narayan Group Acquisition”) were determined to constitute a business combination in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) under generally accepted accounting principles in the United States (“U.S. GAAP”).

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended by the final rule, Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and have been adjusted to include estimated transaction accounting adjustments which give effect to the Amran/Narayan Group Acquisition and the application of the acquisition method of accounting under U.S. GAAP. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that Standex’s management believes are reasonable. The notes to the unaudited pro forma condensed combined financial statements provide a discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements and related notes as of and for the year ended June 30, 2024 have been derived from, and should be read in conjunction with:

(i)	the historical audited consolidated financial statements of Standex and accompanying notes included in Standex’s Annual Report on Form 10-K for the year ended June 30, 2024, incorporated by reference;

(ii)

the historical audited combined financial statements of the Amran/Narayan Group and accompanying notes for the year ended December 31, 2023, appearing within this Current Report on Form 8-K as Exhibit 99.1; and

(iii)

the historical unaudited condensed combined interim financial statements of the Amran/Narayan Group and accompanying notes for the six months ended June 30, 2024, appearing within this Current Report on Form 8-K as Exhibit 99.2.

The accompanying unaudited pro forma condensed combined statements of operations for the year ended June 30, 2024 combine the historical consolidated statements of operations for Standex and the historical consolidated statements of operations for the Amran/Narayan Group for the same period. As the Amran/Narayan Group’s fiscal year end differed from Standex’s, the consolidated statement of operations was derived from subtracting the six months ended June 30, 2023 from the year ended December 31, 2023 and adding the six months ended June 30, 2024 to form a full year ended June 30, 2024.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the Amran/Narayan Group Acquisition as if it occurred on June 30, 2024. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2024 gives effect to the Amran/Narayan Group Acquisition as if it occurred on July 1, 2023.

The unaudited pro forma condensed combined financial statements are for illustrative and informational purposes only and are not intended to represent what Standex’s results of operations or financial position would have been had the Amran/Narayan Group Acquisition occurred on the dates indicated, or what they will be for any future periods. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings, other synergies as a result of the acquisition, or integration costs.

STANDEX INTERNATIONAL CORPORATION

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2024

(In thousands, except per share data)

	Standex (Historical)	The Amran/ Narayan Group Operations (Adjusted Historical) (Note 3)	Transaction Accounting Adjustments (Note 4)	Note	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$154,203	$27,128	$(166,774)	4(a)	$14,557
Accounts receivable, net	121,365	24,582	-		145,947
Inventories	87,106	11,885	1,555	4(b)	100,546
Prepaid expenses and other current assets	22,028	4,191	9,500	4(c)	35,719
Contract assets	45,393	-	-		45,393
Total current assets	430,095	67,786	(155,719)		342,162

Property, plant and equipment, net	134,963	1,066	-		136,029
Intangible assets, net	78,673	-	135,000	4(d)	213,673
Goodwill	281,283	-	283,991	4(e)	565,274
Deferred tax assets, net	17,450	257	-		17,707
Operating lease right-of-use asset	37,078	2,970	-		40,048
Other non-current assets	25,515	442	-		25,957
Total non-current assets	574,962	4,735	418,991		998,688

Total assets	$1,005,057	$72,521	$263,272		$1,340,850

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,364	$4,915	$-		$68,279
Accrued liabilities	56,698	2,794	12,794	4(f)	72,286
Income tax payable	7,503	961	-		8,464
Current debt	-	-	248,049	4(g)	248,049
Total current liabilities	127,565	8,670	260,843		397,078

Long-term debt	148,876	-	-		148,876
Operating lease liabilities, non-current	30,725	2,305	-		33,030
Deferred tax liabilities	-	-	21,309	4(h)	21,309
Accrued pension and other non-current liabilities	76,388	-	-		76,388
Total non-current liabilities	255,989	2,305	21,309		279,603

Contingencies

Mezzanine equity:
Redeemable noncontrolling interest	-	-	28,142	4(i)	28,142

Stockholders' equity:
Common stock, par value $1.50 per share	41,976	-	-		41,976
Additional paid-in capital	106,193	-	23,247	4(j)	129,440
Retained earnings	1,086,277	61,846	(74,640)	4(k)	1,073,483
Accumulated other comprehensive (loss) income	(182,956)	(300)	300	4(l)	(182,956)
Treasury shares	(429,987)	-	4,071	4(m)	(425,916)
Total stockholders’ equity	621,503	61,546	(47,022)		636,027

Total liabilities, mezzanine equity and stockholders' equity	$1,005,057	$72,521	$263,272		$1,340,850

See accompanying notes to the unaudited condensed combined pro forma financial information.

STANDEX INTERNATIONAL CORPORATION

Unaudited Pro Forma Condensed Combined Statement of Operations

12 Months Ended June 30, 2024

(In thousands, except per share data)

	Standex (Historical)	The Amran/ Narayan Group Operations (Historical)	Transaction Accounting Adjustments (Note 5)	Note	Pro Forma
Net sales	$720,635	$94,217	$-		$814,852
Cost of sales	(438,634)	(44,561)	(11,055)	5(a)	(494,250)
Gross profit	282,001	49,656	(11,055)		320,602
			-		-
Selling, general, and administrative expenses	169,599	10,408	8,858	5(b)	188,865
Restructuring costs	8,206	-	-		8,206
(Gain) loss on sale of business	(274)	-	-		(274)
Acquisition related costs	2,622	-	12,794	5(c)	15,416
Other operating (income) expense	110	-	-		110
Income (loss) from operations	101,738	39,248	(32,707)		108,279

Interest expense	4,544	-	21,188	5(d)	25,732
Other non-operating (income) expense, net	2,071	(845)	-		1,226
Income (loss) from continuing operations before income taxes	95,123	40,093	(53,895)		81,321
(Provision for) benefit from income taxes	(21,532)	(8,175)	6,444	5(e)	(23,263)
Net income (loss) from continuing operations before redeemable noncontrolling interest	73,591	31,918	(47,451)		58,058
Net income (loss) from continuing operations attributable to redeemable noncontrolling interest	-	-	(55)	5(f)	(55)
Net income (loss) from continuing operations attributable to Standex	$73,591	$31,918	$(47,396)		$58,113

Earnings per share of common stock
Basic	$6.26				$4.87
Diluted	$6.18				$4.82

Weighted average shares of common stock outstanding
Basic	11,763		152	5(g)	11,915
Diluted	11,904		152	5(g)	12,056

See accompanying notes to the unaudited condensed combined pro forma financial information.

STANDEX INTERNATIONAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Amran/Narayan Group Acquisition

On October 28, 2024, Standex International Corporation (“Standex” or the “Company”), acquired 100% of the outstanding membership interests of Amran, LLC (“Amran”), a Texas limited liability company from the Amran membership interest holders (“Amran Sellers”) for consideration including: i) a cash payment in the amount of $153.3 million; and ii) 152,299 shares of Standex common stock, subject to customary closing adjustments (the “Amran Acquisition”.

Also on October 28, 2024 and simultaneous with its acquisition of Amran, Standex, through its wholly owned Singaporean subsidiary, Mold-Tech Singapore PTE LTD (“Mold-Tech Singapore”), acquired 90.1% of the capital stock of Narayan Powertech Private Limited and its joint venture with Amran, Amtran Magnetics Pvt. Ltd. (“Amtran”) each a private company incorporated under the laws of India (“Narayan”, and together with Amran and the parties’ joint venture, Amtran, the “Amran/Narayan Group”) from the Narayan capital stockholders (“Narayan Sellers”) for a cash payment of in the amount of $261.6 million, subject to customary closing adjustments (the “Narayan Acquisition”, and together with the Amran Acquisition, the “Amran/Narayan Group Acquisition”). Subject to receipt of regulatory approval from the Reserve Bank of India (“RBI”), Mold-Tech Singapore will acquire the remaining 9.90% of the capital stock of Narayan in a second closing, in consideration for shares of Standex common stock (the “Narayan Issued Securities”), reflecting the equivalent of $27.9 million, divided by the lesser of the closing price and the average closing price of Standex’s common stock measured over a 30-day trading period preceding such second closing date (the “Share Swap”).

Simultaneously with the execution of the Narayan Acquisition, Standex, Mold-Tech Singapore and certain of the stockholders of Narayan named therein (the “Narayan Minority Shareholders”) entered into a Shareholders’ Agreement dated as of October 28, 2024 (the “Shareholders’ Agreement”). The Shareholders’ Agreement provides that in the event RBI does not provide its approval for the Share Swap by October 28, 2025, then the remaining 9.90% of the outstanding capital stock of Narayan shall be subject to put and call options which may be exercised from time to time in accordance with schedules set forth in the Shareholders’ Agreement. The purchase price for the exercise of any such put or call option shall be based on the greater of (a) the fair market value of the securities of Narayan as of the October 28, 2024 and (b) Narayan’s valuation based on a formula using Narayan’s adjusted EBITDA for the twelve months prior to exercise of any such put and call option. The Shareholders’ Agreement also includes certain minority shareholder rights provided to the Narayan Minority Shareholders, including preemptive rights, rights to appoint directors, protective provisions for certain matters and tag-along rights. The Narayan Shareholders’ Agreement terminates automatically upon consummation of the Share Swap or at such time as all of the Narayan Minority Shareholders and their permitted transferees no longer hold any capital stock of Narayan.

Note 2 – Basis of Presentation

The Amran/Narayan Group Acquisition is being accounted for as a business combination using the acquisition method of accounting under US GAAP, in accordance with the provisions of ASC 805, Business Combinations, (“ASC 805”) which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Standex and the Amran/Narayan Group’s historical financial statements were prepared in accordance with US GAAP. Based on an analysis of Standex and the Amran/Narayan Group’s significant accounting policies, the Company has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial statements. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

The pro forma adjustments presented in this unaudited pro forma condensed combined financial information represent management’s estimates based on information available as of the date of this Form 8-K and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the Amran/Narayan Group Acquisition are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on total assets, total liabilities, total equity, operating expenses, and depreciation and amortization expenses, and such results may be significant.

The assumptions underlying the pro forma adjustments are described in the accompanying notes to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information may not be indicative of Standex’s future performance and does not necessarily reflect what Standex’s financial position and results of operations would have been had these transactions occurred at the beginning of the period presented.

Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Standex following the completion of the Amran/Narayan Group Acquisition. Additionally, the unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Amran/Narayan Group Acquisition, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

Standex will finalize the accounting for the acquisition as soon as practicable within the measurement period, but in no event later than one year from October 28, 2024, in accordance with ASC 805.

Note 3 – Conforming Presentation Adjustments to the Amran/Narayan Group Historical Reported Financial Data

In preparing the pro forma condensed combined financial information, the following adjustments were made to the Amran/Narayan Group’s historical financial statements to conform to the presentation of Standex’ historical financial statements:

Presentation in Historical Financial Statements	Presentation in Unaudited Pro Forma Condensed Combined Financial Statements	Historical Amran/ Narayan Group Before Adjustment	Adjustment	Note	Historical Amran/Narayan Group as Adjusted
Cash and cash equivalents	Cash and cash equivalents	$27,128	$-		$27,128
Trade accounts receivable, net	Trade accounts receivable, net	24,582	-		24,582
Inventories	Inventories	11,885	-		11,885
Prepaids expenses and other current assets	Prepaids expenses and other current assets	4,191	-		4,191
Property and equipment, net	Property and equipment, net	1,066	-		1,066
Operating lease right-of-use assets, net	Operating lease right-of-use assets, net	1,567	1,403	(a)	2,970
Operating lease right-of-use assets, net - related party	Operating lease right-of-use assets, net	1,403	(1,403)	(a)	-
Deferred tax assets, net	Deferred tax assets	257	-		257
Other long-term assets	Other non-current assets	442	-		442
Line of credit	Accrued liabilities	630	(630)	(b)	-
Accounts payable	Accounts payable	4,915	-		4,915
Accrued liabilities	Accrued liabilities	1,206	1,588	(b)-(f)	2,794
Contract liabilities	Accrued liabilities	146	(146)	(c)	-
Operating lease current liabilities	Accrued liabilities	410	(410)	(d)	-
Operating lease current liabilities - related party	Accrued liabilities	274	(274)	(e)	-
Income taxes payable	Income taxes payable	961	-		961
Other current liabilities	Accrued liabilities	128	(128)	(f)	-
Operating lease long-term liabilities	Operating lease liabilities non-current	1,157	1,148	(g)	-
Operating lease liabilities long-term liabilities - related party	Operating lease liabilities non-current	1,148	(1,148)	(g)	2,305
Net investment	Retained earnings	3,459	(3,459)	(h)	-
Retained earnings	Retained earnings	58,387	3,459	(h)	61,846
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(300)	-		(300)

(a) Represents an adjustment to reclassify $1.4 million of Operating lease right-of-use assets, net – related party to Operating lease right-of-use assets, net

(b) Represents an adjustment to reclassify $0.6 million of Line of credit to Accrued liabilities

(c) Represents an adjustment to reclassify $0.1 million of Contract liabilities to Accrued liabilities

(d) Represents an adjustment to reclassify $0.4 million of Operating lease current liabilities to Accrued liabilities

(e) Represents an adjustment to reclassify $0.3 million of Operating lease current liabilities – related party to Accrued liabilities

(f) Represents an adjustment to reclassify $0.1 million of Other current liabilities to Accrued liabilities

(g) Represents an adjustment to reclassify $1.1 million of Operating lease long-term liabilities – related party to Operating lease liabilities, non-current

(h) Represents an adjustment to reclassify $3.5 million of Net investment to Retained earnings

Note 4 – Amran/Narayan Group Acquisition and Acquisition Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Preliminary Purchase Price Allocation

The following preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet.

Fair value of consideration given:	Amount (in thousands)

Cash(1)(2)	$414,823
Equity(3)	27,318
Total fair value of consideration given	$442,141

Identifiable assets acquired and liabilities assumed:

Cash	$27,128
Accounts receivable	24,582
Inventories(4)	13,440
Prepaid expenses and other current assets(5)	13,691
Property, plant, and equipment	1,066
Intangible assets(6)	135,000
Goodwill(7)	283,991
Other non-current assets	3,669
Deferred tax liability(8)	(21,309)
Other liabilities assumed	(10,975)
Total identifiable assets acquired and liabilities assumed	470,283

Noncontrolling interest(9)	(28,142)

Total identifiable assets acquired and liabilities assumed including NCI	$442,141

(1)

The cash consideration was funded utilizing cash on hand of $414.8 million and proceeds borrowed under a Term Loan Credit Agreement of $250.0 million, offset by deferred financing costs of $2.0 million. See pro forma adjustment (a) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to cash and cash equivalents.

(2)	The total cash consideration transferred is subject to customary closing adjustments.

(3)	Represents the fair value of 152,299 shares of Standex common stock issued to the Amran sellers.

(4)	See pro forma adjustment (b) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to inventories.

(5)	See pro forma adjustment (c) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to other assets.

(6)	See pro forma adjustment (d) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to intangible assets.

(7)	See pro forma adjustment (e) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to goodwill.

(8)	See pro forma adjustment (h) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to deferred tax liabilities.

(9)	See pro forma adjustment (i) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to noncontrolling interest.

Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Represents the cash consideration paid to the Amran/Narayan Group sellers partially offset by the cash received from the Term Loan Credit Agreement as follows:

Cash paid to Seller	$(414,823)
Cash received from Term Loan Credit Agreement	248,049
Total pro forma adjustment to cash and cash equivalents	$(166,774)

(b)

Represents the purchase accounting adjustment to increase the value of the inventories to the estimated selling price adjusted for (1) costs of the selling effort and (2) a reasonable profit allowance for the selling effort of the Company.

(c)

Represents the purchase accounting adjustment to increase the other assets to their fair values. As part of the preliminary valuation analysis, the Company identified backlog assets. The fair value of identifiable backlog assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

(d)

Represents the purchase accounting adjustment to increase the intangible assets to their fair values. As part of the preliminary valuation analysis, the Company identified intangible assets, including trade names and customer relationships. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows.

(e)	Represents the purchase accounting adjustment to goodwill based on the acquisition method.

(f)	Represents the estimated transaction costs associated with the Amran/Narayan Group acquisition incurred by Standex subsequent to June 30, 2024.

(g)

Represents a $250 million Term Loan Credit Agreement to finance the cash consideration portion of total consideration, less $2.0 million in debt issuance costs incurred to obtain the Term Loan Credit Agreement. This obligation is classified as current debt based on its term of one year. The Company replaced this loan with long-term financing on December 6, 2024.

(h)	Represents the purchase accounting adjustment to deferred tax liability based on the acquisition method.

(i)

Establishes noncontrolling interest for the 9.9% of capital stock of Narayan that the Company did not acquire as described in Note 1. The Company has preliminarily concluded the noncontrolling interest is redeemable and does not meet the classification requirements for permanent equity. The redeemable noncontrolling interest amount represents the fair value based on the acquisition method of accounting.

(j)	Represents adjustments to additional paid-in capital for the $27,318 fair value, less the treasury stock cost of $4,071 for the 152,999 shares of Standex common stock issued to the Amran sellers.

(k)

Represents adjustments to retained earnings to eliminate the historical $61,846 retained earnings of the Amran/Narayan Group plus the estimated transaction costs associated with the Amran/Narayan Group acquisition incurred by Standex subsequent to June 30, 2024 described in note (f) above.

(l)	Represents an adjustment to stockholders’ equity to eliminate the historical accumulated other comprehensive loss of the Amran/Narayan Group

(m)	Represents the treasury stock cost of the 152,999 shares of Standex common stock issued to the Amran sellers.

Note 5 – Acquisition Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)

Represents the increase in cost of sales of $1.6 million due to the sale of inventories that had been adjusted to fair value in accordance with the acquisition method plus $9.5 million of amortization expense associated with other current assets. The following table summarized the estimated fair value of other current assets and its estimated useful life and uses an accelerated method of amortization based on the estimated cash flows used in the valuation.

	Estimated fair value	Estimated useful life in years	Twelve months ended June 30, 2024 amortization expense
Back log	$9,500	1	$9,500

(b)	The following table summarizes the estimated fair values of the Amran/Narayan Group’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization.

	Estimated fair value	Estimated useful life in years	Twelve months ended June 30, 2024 amortization expense
Customer relationships	$106,300	12	$8,858
Trade names	28,700	Indefinite	-
			$8,858

(c)

Represents the estimated transaction costs associated with the Amran/Narayan Group acquisition incurred by Standex subsequent to June 30, 2024. These costs will not affect the Company’s income statement beyond 12 months after the acquisition date.

(d)

Represents the interest expense (including amortization of loan discount) on the Term Loan Credit Agreement as if the loan was obtained on July 1, 2023 and was outstanding for the entire year ended June 30, 2024. The interest rate assumed for purposes of preparing this pro forma financial information is 7.7% on average. This rate is the daily benchmark rate of 4.82% on October 28, 2024, plus the margins specified in the facility agreement. A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in interest expense of approximately $0.3 million for the year ended June 30, 2024.

(e)	Represents an adjustment to income tax expense related to the pre-tax pro forma adjustments to the income statement. The tax-related adjustments are based on an estimated tax rate of 22.6%.

(f)

Represents the adjustment to reflect the noncontrolling interest holder's proportionate share of 9.9% of each of: (i) Narayan's income from operations for the year ended June 30, 2024 ($0.8 million of the $31.9 million historical Amran/Narayan Group income); and (ii) Narayan's pro forma accounting adjustments ($0.9 million of the $47.5 million transaction accounting adjustments loss).

(g)	Represents the 152,299 shares of Standex common stock issued to the Amran sellers as described in Note 1.